FOR IMMEDIATE RELEASE	June 9, 2016

Contact: Susan Jordan 732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION ANNOUNCES
NEW ACQUISITION IN COLORADO SPRINGS, CO

Freehold, New Jersey….June 9, 2016 ……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a new 225,362 square foot industrial building located at 125 North Troy Hill Road, Colorado Springs, CO at a purchase price of $28,845,500. The property is net-leased for 10 years to FedEx Ground Packaging System, Inc., a Delaware corporation. The building is situated on approximately 27.4 acres.

Michael P. Landy, President and CEO, commented, “This new Class A built-to-suit distribution center is situated directly across from the Colorado Springs Airport and is in close proximity to Interstate 25. Colorado Springs is the home to the United States Airforce Academy and the U.S. Olympic Training Center. This transaction marks our fifth acquisition for fiscal 2016. Our property portfolio now contains 15 million rentable square feet with several additional acquisitions and property expansions currently under construction.”

Monmouth Real Estate Investment Corporation, founded in 1968 is one of the oldest public equity REITs in the U.S. The Company specializes in single-tenant, net-leased industrial properties, subject to long-term leases, primarily to investment grade tenants. Monmouth Real Estate Investment Corporation is a fully-integrated and self-managed real estate company, whose property portfolio consists of ninety-six properties located in thirty states, containing a total of approximately 15 million rentable square feet. In addition, the Company owns a portfolio of REIT securities.

#####